Exhibit 99.1

CONTACT

Shelly Taylor
(800) 978-8136

NEWS RELEASE	staylor@summithealthcarereit.com
FOR IMMEDIATE RELEASE

Summit Healthcare REIT, Inc. expands to New Hampshire

Lake Forest, Calif., (November 18, 2015) – Summit Healthcare REIT, Inc. (“Summit”) announced today that it has acquired a 50-unit/59-bed assisted living facility in Littleton, New Hampshire, for a purchase price of $8.5 million in a sale-leaseback transaction on November 17, 2015. Summit has assumed the HUD loan collateralized by the property in the amount of approximately $4.7 million.

The 34,684 square foot facility is operated by and leased to an affiliate of Riverglen House of Littleton, LLC (“Riverglen”) pursuant to a 15-year triple net lease. Riverglen was developed by the current operator with the mission to develop and manage assisted living communities within town centers located on uniquely attractive sites.

“Riverglen is a great addition to Summit’s portfolio,” said Kent Eikanas, President and Chief Operating Officer of Summit Healthcare REIT, Inc. “Summit now has ownership in 26 senior housing facilities spanning nine states, and we are proud of the progress we have made toward our goal of expansion and diversification of the REIT.”

About Summit Healthcare REIT, Inc.

Summit is a publicly registered non-traded REIT that is currently focused on investing in senior housing real estate located throughout the United States. The current portfolio includes interests in 26 long-term triple-net leased healthcare facilities.

For more information, please contact Shelly Taylor at (800) 978-8136, or visit our website at http://www.summithealthcarereit.com.

This material does not constitute an offer to sell or a solicitation of an offer to buy Summit Healthcare REIT, Inc.

This release may contain forward-looking statements relating to the business and financial outlook of Summit Healthcare REIT, Inc. that are based on our current expectations, estimates, forecasts and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from any forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of the Company’s annual report on Form 10-K for the year ended December 31, 2014, and quarterly reports for the periods ended March 31, 2015, June 30, 2015, and September 30, 2015. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

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